Exhibit 99.2

AON CORPORATION AND HEWITT ASSOCIATES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2010 combines the historical consolidated statements of income of Aon Corporation (“Aon”) and Hewitt Associates, Inc. (“Hewitt” and, together with Aon, the “combined company”) giving effect to the merger of Aon and Hewitt, as if it had occurred on January 1, 2010.  Hewitt’s historical statement of income reflects the nine-month period ended September 30, 2010 as its results for the three-month period ended December 31, 2010 have been consolidated in Aon’s results for the 12-month period ended December 31, 2010.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statement of income to give effect to pro forma events and adjustments that are (1) directly attributable to the merger, (2) factually supportable and (3) are expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined statement of income was based on and should be read in conjunction with:

•                  the separate historical financial statements of Aon as of and for the year ended December 31, 2010 and the related notes included in Aon’s Annual Report on Form 10-K for the year ended December 31, 2010; and

•                  the separate historical financial statements of Hewitt as of and for the year ended September 30, 2010 and the related notes filed on Form 8-K with the Securities and Exchange Commission on May 24, 2011.

The unaudited pro forma condensed combined statement of income has been presented for informational purposes only. The unaudited pro forma condensed combined statement of income is not necessarily indicative of what the combined company’s results of operations actually would have been had the merger been completed as of the date indicated.  In addition, the unaudited pro forma condensed combined statement of income does not purport to project the future operating results of the combined company. There were no material transactions between Aon and Hewitt during the periods presented in the unaudited pro forma condensed combined statement of income that would need to be eliminated.  The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

• Elimination of Hewitt’s historical intangible asset amortization expense (approximately $16 million);

• Additional amortization expense (approximately $218 million) related to the fair value of intangible assets acquired;

• Additional interest expense (approximately $44 million) associated with the incremental debt issued by the Company to partially finance the acquisition, the early retirement of Hewitt debt, and costs related to a bridge term loan credit agreement with certain financial institutions that has been terminated;

• Deferred revenues where no future performance obligation existed were eliminated at the acquisition date, and, as such, the recognition of deferred revenues by Hewitt in 2010 is not reflected in the unaudited pro forma operating results. This resulted in $21 million of deferred revenues recorded by Hewitt being eliminated;

• Deferred costs which did meet the definition of an asset were eliminated at the acquisition date, and, as such, the recognition of deferred costs by Hewitt in 2010 is not reflected in the unaudited pro forma operating results. This resulted in $16 million of deferred costs recorded by Hewitt being eliminated;

• Additional expense of $15 million incurred in 2010 related to the recognition of the fair value of adjustments associated with the assumption of unfavorable lease obligations;

• The elimination of Hewitt’s equity based compensation expense of $46 million in 2010. On the date the merger closed, all outstanding equity awards of Hewitt became fully vested and were converted at the effective time in accordance with the terms of the merger agreement. No compensation expense has been included in the unaudited pro forma consolidated results as the compensation programs for Aon Hewitt employees were not determined until 2011; and

• Elimination of approximately $49 million of costs incurred in 2010, which are directly attributable to the acquisition, and which do not have a continuing impact on the combined company’s operating results. Included in these costs are advisory, legal and regulatory costs, costs related to integrating the combined company, and costs to retire certain debt obligations assumed in the acquisition.

In addition, all of the above adjustments were adjusted for the applicable tax impact. Aon has assumed a 38% combined statutory federal and state tax rate when estimating the tax effects of the adjustments to the unaudited pro forma combined statements of income.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments	Pro Forma Combined
Revenue
Commissions, fees and other	$8,457	$2,319	—	$10,776
Fiduciary investment income	55	—	—	55
Total revenue	8,512	2,319	—	10,831
Expenses
Compensation and benefits	5,097	1,422	(46)	6,473
Other general expenses	2,189	604	134	2,926
Total operating expenses	7,286	2,026	87	9,399
Operating Income	1,226	293	(87)	1,432
Interest income	15	6		21
Interest expense	(182)	(43)	(46)	(270)
Other income (expense)	—	(12)	7	(5)
Income from continuing operations before income taxes	1,059	244	(126)	1,177
Income taxes	300	81	(48)	333
Income from continuing operations	759	163	(78)	844
Less: Net income attributable to noncontrolling interests	26	—	—	26
Net income from continuing operations attributable to Aon stockholders	$733	$163	$(78)	$818
Basic net income per share from continuing operations attributable to Aon stockholders	$2.50			$2.41
Diluted net income per share from continuing operations attributable to Aon stockholders	$2.46			$2.38
Cash dividends per share paid on common stock	$0.60			$0.60
Weighted average common shares outstanding—basic	293.4		45.7	339.1
Weighted average common shares outstanding—diluted	298.1		45.8	343.9